Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of DermTech, Inc. on Form S-8, of our report dated June 14, 2019, with respect to our audits of the financial statements of Constellation Alpha Capital Corp. as of March 31, 2019 and 2018 and for each of the two years in the period ended March 31, 2019, appearing in the Annual Report on Form 10-K of Constellation Alpha Capital Corp. for the year ended March 31, 2019. We were dismissed as auditors on September 4, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, NY
January 17, 2020